FIRST AMENDMENT TO SERVICES AGREEMENT

THIS FIRST AMENDMENT TO SERVICES AGREEMENT (the “Amendment”) is effective hereof and is made by and between Allegro Biodiesel Corporation, a Delaware corporation (“Allegro” and, together with its subsidiaries now or hereafter existing, the “Company”) and Ocean Park Advisors, LLC (“OPA”). This Amendment amends that certain Services Agreement effective as of September 20, 2006 between Allegro Biodiesel Corporation (formerly known as Diametrics Medical, Inc.) and OPA (the “Original Agreement”).

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Amendment hereby agree as follows:

1. Original Agreement. Except as expressly amended by this Amendment, the terms of the Original Agreement and ancillary agreements shall continue in full force and effect. All capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Original Agreement. For the avoidance of doubt, all references in the Original Agreement to Diametrics Medical, Inc. or DMED shall be respectively amended to Allegro Biodiesel Corporation or Allegro.

2. Term.

(a) Section 4(a) of the Original Agreement is hereby amended and restated to read: “The initial term of OPA’s engagement hereunder (the “Term”) shall be through October 31, 2007 commencing on the date of the Closing. The Term shall continue thereafter on a month-to-month basis unless terminated by either party upon 7 days’ advance written notice.”

(b) Section 4(b) of the Original Agreement is hereby struck from the agreement.

(c) Section 4(c) of the Original Agreement is hereby amended and restated to read: “Allegro shall have the right to terminate the Management Services, effective upon ten (10) days advance written notice, if either Comer or Chuk, prior to the engagement of a new CEO and CFO, respectively, as contemplated by the terms of Schedule 1, are not actively engaged in the provision of Management Services whether due to death, disability or by reason of a material breach of this Agreement by OPA (it being understood and agreed that each of Comer and Chuk, in addition to pursuing other activities not related to or for the benefit of the Company may be on personal vacation for up to two weeks a year).”

(d) Section 4(d) of the Original Agreement is hereby struck from the agreement.

3. Base Fee. Section 5(a) of the Original Agreement is hereby amended and restated to read: “From the Closing Date to October 13, 2007, Allegro shall pay OPA a monthly fee (the “Base Fee”) of $75,000, pro-rated for partial months and payable in advance no later than the first day of every month. Commencing October 15, 2007, Allegro shall pay OPA a monthly fee of $60,000, pro-rated for partial months and payable in advance no later than the first day of every month during the Term. OPA agrees to allow Allegro to defer payment of fifty (50) percent of the Base Fee commencing October 15, 2007.”

4. Bonus Fees. Section 5(b)(ii) of the Original Agreement is hereby amended and restated to read: “OPA is eligible to receive bonus fees (the “Initial Bonus Fees”) based on achievement of the performance criteria set forth on Schedule 4. The Initial Bonus Fees, which, in aggregate, shall not exceed $275,000, shall be paid as set forth on Schedule 4; however, OPA agrees to allow Allegro to defer payment of any Initial Bonus Fees earned on or after October 1, 2007.

Any deferred payments owed to OPA pursuant to sections 5(a) and 5(b) above will be on terms at least as favorable to other payees and shall be paid out no later than any other deferred or accrued compensation owed by Allegro to its employees, directors or consultants.

5. Notices. The Company address in Section 18 of the Original Agreement is hereby amended and restated to read: “Allegro Biodiesel Corporation, 6033 W. Century Blvd., Suite 1090, Los Angeles, California 90045, Attn: Chairman of the Board”

6. Schedule 1. Schedule 1 of the Original Agreement is hereby amended and restated to read:

“Management Services

OPA will provide executive management services (the “Management Services”) to the Company, including, without limitation, fulfilling the duties typically performed by a chief executive officer and chief financial officer. The Management Services shall include:

•	Managing the Company’s disclosure and corporate governance practices to meet the requirements relevant to a publicly-traded company of the Company’s stage of development;

•	Managing the day-to-day financial operations of the Company and overseeing the activities of the Company’s operating units;

•	Review and assist in preparing the Company’s financial statements and disclosure filings as required by the SEC and applicable law;

•	Preparing for and holding Company board meetings;

•	Assisting, as necessary, with capital-raising efforts;

•	Assisting in the pursuit of business development transactions; and

•	Reviewing strategic and financing options for the Company.

It is understood and agreed that the Management Services to be provided by OPA do not encompass all services required to manage the Company and that the Company will need to utilize, at the Company’s cost, additional specialists. These specialists may include, without limitation, legal, tax, environmental, accounting, investor relations, website design and other advisory persons. Specifically, beginning October 1, 2007, OPA will not be responsible for securing and paying for the provision of professional services by Brian Weiss, who has assisted the Company with the preparation of its financial statements and provided other financial and accounting services.”

7. Schedule 4. Schedule 4 of the Original Agreement is hereby amended and restated to read:

“Initial Bonus Fees

OPA understands and agrees that not all of these Initial Bonus Fees are under the unilateral control of OPA, but it agrees to use its reasonable commercial efforts to achieve each milestone as promptly as commercially practical.

Milestone Number	Milestone	Applicable Initial Bonus Fee	Achievement Criterion
1.	Allegro stockholder meeting and vote	Paid	Hold Allegro stockholder meeting and vote on re-incorporation in Delaware, increase in authorized common shares, etc.

2.	Allegro registration statement filing	Paid	File Allegro registration statement with the SEC as contemplated by transaction documents.

3.	Allegro registration statement effectiveness	Paid	SEC declares Allegro registration statement “effective” after all required amendments are made.

4.	Ensure significant progress through December 31, 2007 is made towards compliance with the Sarbanes-Oxley Act of 2002	$50,000	Achievement determined in reasonable discretion of a full, two-member Compensation Committee of the Board or all disinterested members of the Board. Review date shall be 1/15/08.

5.	Establish insurance and risk management function (to review the Company’s insurance program and renew or amend policies), and renew or replace D&O policy.	$50,000 -Milestone is met and payment deferred	Achievement determined in reasonable discretion of the Compensation Committee of the Board. First review date shall be 12/1/2006.

6.	Establish and maintain investor relations function to communicate appropriately with investors, create and manage a Company website, design a new corporate logo, etc.	Paid	Achievement determined in reasonable discretion of the Compensation Committee of the Board. First review date shall be 2/1/2007.

•
Unless as provided for in this Agreement, each Applicable Initial Bonus Fee shall be payable within five business days after fulfillment of the applicable Achievement Criterion, after direction by the Compensation Committee of the Allegro Board of Directors.

•	In order to receive each Applicable Initial Bonus Fee, fulfillment of the applicable Achievement Criterion must occur during the Term.

•	Milestones may be achieved in any order.”

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first above written.

ALLEGRO BIODIESEL CORPORATION

By:	/s/ Paul A. Galleberg
Name: PAUL A. GALLEBERG Title: DIRECTOR

OCEAN PARK ADVISORS, LLC

By:	/s/ W. Bruce Comer III
Name: W. Bruce Comer III Title: Managing Director